NEWS RELEASE

Contact:	Investor Relations 708.483.1300 Ext. 1331

TreeHouse Foods, Inc. Reports Third Quarter Results
Westchester, IL, November 8, 2007 — TreeHouse Foods, Inc. (NYSE: THS) today announced that net income rose 27.9% to $0.34 per diluted share for the quarter ended September 30, 2007 compared to $0.26 per share for the third quarter of 2006. Last year’s results included unusual items such as plant shutdown costs ($0.01) which were offset by a gain on the sale of assets from a previously closed distribution center ($0.03). Excluding these unusual items in 2006, the current year’s results would have been an increase of 41.7% from last year’s adjusted earnings per diluted share of $0.24.
Commenting on the results, Sam K. Reed, Chairman and CEO, said, “We are pleased that our third quarter results showed continued improvement in gross margins despite ever increasing input costs. Our pricing initiatives have been successful in offsetting input cost inflation, and we have successfully completed the integration of our DeGraffenreid and San Antonio Farms acquisitions.”
Adjusted operating earnings before interest, taxes, depreciation, amortization and unusual items (adjusted EBITDA, as defined below, and reconciled to net earnings, the most directly comparable GAAP measure, on the attached schedule) increased to $33.8 million in the quarter compared to $28.6 million in the same period last year. The 18.3% increase is due primarily to improved operating margins and a full quarter of results from the acquired San Antonio Farms business.
Net sales for the third quarter of 2007 totaled $272.0 million, an increase of 8.1% over the third quarter of 2006, reflecting growth from the Company’s acquisition of San Antonio Farms and DeGraffenreid, LLC in the second quarter of 2007. Pickle revenues increased by 3.6% due to the addition of the DeGraffenreid acquisition, while non-dairy powdered creamer sales increased 9.6% over the same period last year due primarily to higher selling prices. Soup and Infant Feeding (“SIF”) revenues increased by 1.6% over the third quarter of 2006. Other product sales increased 32.8% as the results included a full quarter of San Antonio Farms. Gross margin for the third quarter was 21.6% compared to 21.5% last year as significant increases in commodity costs were offset by increased pricing. Operating costs of $36.8 million were down slightly from last year as lower stock option expenses, partially offset by higher amortization of intangibles associated with new acquisitions, more than offset one time gains on sales of assets last year. As a percent of revenues, operating expense decreased from 14.7% last year to 13.5% in the third quarter of 2007. Net interest expense in the quarter was $5.0 million compared to $4.5 million last year due to higher bank debt used to fund the San Antonio Farms and DeGraffenreid, LLC acquisitions.

Commenting further on the results, David B. Vermylen, President and COO said “Despite ever increasing input costs, we managed to continue to improve both our sequential and year over year gross margins. Our focus on managing our operating costs resulted in a further decrease in spending as a percent of total revenue. While we see no end in sight to rising commodity costs, we will endeavor to further improve our margins through pricing and cost controls.”
SEGMENT RESULTS
TreeHouse’s measure of segment performance is adjusted gross margin. Adjusted gross margin is gross profit less delivery and commission costs. Pickle segment net sales were $81.4 million for the third quarter, an increase of 3.6% from the third quarter last year due to additional revenues from the DeGraffenreid acquisition. Adjusted gross margins in the quarter improved by 270 basis points to 13.8% compared to 11.1% last year and 11.2% in the second quarter of 2007 as higher cucumber costs were more than offset by price increases.
Powder segment sales increased by 9.6% compared to the same quarter a year ago due to higher selling prices and increased sales volumes. Adjusted gross margins in the quarter improved to 20.2% compared to 18.6% last year and 19.4% in the second quarter of 2007, reflecting a pass through of higher input costs, especially nonfat dry milk.
SIF revenues for the third quarter were $80.0 million, an increase of 1.6% over last year’s third quarter. Higher selling prices more than offset lower unit sales as unseasonably warm weather has delayed the start of the key soup shipping season. Adjusted gross margins for the quarter were 15.0%, down slightly from the second quarter margins of 15.8% as production was adjusted to offset the lower than expected sales. Last year’s third quarter margins were 16.9% and reflected the benefits of favorable manufacturing variances.
ACQUISITION ACTIVITY
The Company announced on October 15, 2007 it had completed the purchase of E.D. Smith Income Fund (“E.D. Smith”). E.D. Smith is the leading supplier of private label salad dressings in Canada and the U.S. It also markets E.D. Smith branded jams, jellies and pie fillings and other private label products in Canada. The company markets and distributes its products to the food retail and foodservice markets in Canada and the U.S.
As announced on June 25, 2007, TreeHouse agreed to acquire all of the operating assets of E.D. Smith for CAN$9.15 per share or approximately $220 million, plus the assumption of approximately $100 million in existing net debt and transaction costs. The all cash transaction was financed through borrowings under TreeHouse’s existing $600 million credit facility. For the 12 months ending December 31, 2007, E.D. Smith is expected to generate revenues of approximately $300 million. E.D. Smith operates production facilities in Winona, Ontario; Seaforth, Ontario; Cambridge, Ontario and North East, Pennsylvania, and employs approximately 800 people. The E.D. Smith headquarters will remain in Winona, Ontario.
OUTLOOK FOR THE REMAINDER OF 2007
“We had a very good third quarter, the result of our continued focus on managing our core businesses and rapidly integrating our new businesses. Our pricing programs initiated earlier in the year began to reap the benefits as expected in the third quarter. As we stated earlier, much of the benefit from pricing will come in the fourth quarter. Although we are buoyed by the strong third quarter, the escalation in input costs shows no abatement,” said Reed. “Consequently, we are narrowing the range of full year earnings per share guidance to $1.29 to $1.32 before acquisitions from our previous guidance of $1.29 to $1.34. This results in a fourth quarter estimate of $0.42 to $0.45 per share, an increase of over 40% from the fourth quarter of 2006. We are reaffirming our prior estimates that new acquisitions will have a dilutive effect on full year earnings of $0.07 per share due to one time accounting and integration costs.”
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net income related to items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the Company’s operating segments. Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization expense, stock option expense and non-recurring items. Adjusted EBITDA is a performance measure and liquidity measure used by our management, and we believe is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies. A full reconciliation table between earnings for the three and nine month periods ended September 30, 2007 and September 30, 2006 calculated according to GAAP and adjusted EBITDA is attached.
CONFERENCE CALL WEBCAST
A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Standard Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup, salad dressings and sauces; jams, jellies and pie fillings under the E.D. Smith brand name; infant feeding products; salsa and Mexican sauces; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential,” “will” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2006 and subsequent quarterly reports on Form 10-Q discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Net sales	$271,951	$251,684	$786,966	$656,526
Cost of sales	213,219	197,494	622,538	513,423

Gross profit	58,732	54,190	164,428	143,103
Operating expenses:
Selling and distribution	21,459	20,183	64,408	53,080
General and administrative	13,716	16,469	39,338	43,078
Other operating (income) expense — net	2	(712)	(309)	1,245
Amortization expense	1,616	966	3,926	2,275

Total operating expenses	36,793	36,906	107,363	99,678

Operating income	21,939	17,284	57,065	43,425
Other expense:
Interest expense	4,991	4,556	12,850	8,393
Interest income	—	(94)	(58)	(518)

Total other expense	4,991	4,462	12,792	7,875

Income from continuing operations before income taxes	16,948	12,822	44,273	35,550
Income taxes	6,380	4,554	16,899	13,276

Income from continuing operations	10,568	8,268	27,374	22,274

Loss from discontinued operations, net of tax	—	(10)	(30)	(23)

Net income	$10,568	$8,258	$27,344	$22,251

Weighted average common shares:
Basic	31,202	31,202	31,202	31,145
Diluted	31,290	31,277	31,305	31,234
Basic earnings per common share:
Income from continuing operations	$0.34	$0.26	$0.88	$0.71
Loss from discontinued operations, net of tax	—	—	—	—

Net income	$0.34	$0.26	$0.88	$0.71

Diluted earnings per common share:
Income from continuing operations	$0.34	$0.26	$0.87	$0.71
Loss from discontinued operations, net of tax	—	—	—	—

Net income	$0.34	$0.26	$0.87	$0.71

Supplemental Information:
Depreciation and Amortization	8,439	7,252	24,292	18,018
Expense under FAS123R, before tax	3,432	4,756	10,221	13,995

Segment Information:
Pickle Segment
Net Sales	81,375	78,528	248,111	250,960
Adjusted Gross Margin	11,209	8,684	29,781	33,394
Adjusted Gross Margin Percent	13.8%	11.1%	12.0%	13.3%

Powder Segment
Net Sales	70,019	63,860	207,475	191,473
Adjusted Gross Margin	14,119	11,863	39,162	36,248
Adjusted Gross Margin Percent	20.2%	18.6%	18.9%	18.9%

Soup & Infant Feeding Segment
Net Sales	79,960	78,736	227,023	121,395
Adjusted Gross Margin	11,994	13,301	34,586	17,656
Adjusted Gross Margin Percent	15.0%	16.9%	15.2%	14.5%

The following table reconciles our net income to adjusted EBITDA for the three and nine months ended September 30, 2007 and 2006:
TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED INCOME TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
	(unaudited)			(unaudited)

Net income as reported	$10,568	$8,258	$27,344	$22,251
Net interest expense	4,991	4,462	12,792	7,875
Income taxes	6,380	4,554	16,900	13,276
Discontinued operations	—	10	35	23
Depreciation and amortization	8,439	7,252	24,292	18,018
Stock option expense	3,432	4,756	10,221	13,995
Plant shut-down costs & asset sales	2	(712)	(274)	1,245

Adjusted EBITDA	$33,812	$28,580	$91,310	$76,683